FOR IMMEDIATE RELEASE

INTERNATIONAL COAL GROUP REPORTS

FIRST QUARTER 2007 RESULTS

Scott Depot, West Virginia, April 25, 2007 – International Coal Group, Inc. (NYSE:ICO) today reported its results for the first quarter of 2007.

•	Revenue was $228.3 million for the three months ended March 31, 2007, compared to $213.5 million for the first quarter of 2006.

•

The Company reported a net loss of $8.1 million, or $0.05 per share on a diluted basis, compared to a net loss of $6.2 million, or $0.04 per share on a diluted basis, for the same period in 2006. The increased net loss was primarily due to higher interest expense associated with the senior notes issued in June, 2006. Additionally, certain mining operations experienced low productivity due to geologic issues that significantly decreased output and increased production costs at those sites. These costs offset the benefits from increased sales in the first quarter of 2007.

•

EBITDA, or earnings before net interest, income taxes and depreciation, depletion, amortization and minority interest, increased to $12.9 million for the first quarter of 2007, compared to $10.6 million for the first quarter of 2006.

“We expected the first two quarters of 2007 to be our most challenging as ICG executes the transition of replacing income from expiring brokered coal contracts with margin from new production being developed at the Philippi, Raven and Beckley complexes,” said Ben Hatfield, President and CEO of ICG. “However, the first quarter was tougher than anticipated as weak demand for coal early in the quarter forced production schedule cutbacks and costly re-handling of coal inventory. Even as the market improved in February and March, production costs at certain mines in the Buckhannon, Vindex and Flint Ridge complexes were higher than expected, making those mines unprofitable at current market prices. Consistent with ICG’s stated commitment to exercise market discipline and eliminate unprofitable production, we idled Buckhannon’s Sago Mine and sharply curtailed production at Vindex’s Carlos surface mine and Flint Ridge’s No. 1 surface mine. As the mining sequence is completed over the next few months, the Flint Ridge surface mine will be idled.”

“Moreover,” Hatfield noted, “first quarter results were adversely affected by a spike in employee healthcare costs and workers compensation adjustments that added nearly $3.2 million to the forecasted production costs. The Company anticipates that those costs will moderate during the balance of the year.”

Sales, Production and Reserves

ICG sold 5.0 million tons of coal during the first quarter of 2007, compared to 4.7 million tons of coal during the first quarter of 2006. Coal production totaled 4.3 million tons in the first quarter of 2007 versus 4.0 million tons produced in the same 2006 period.

Operating Highlights

(in thousands, except per ton data)

	1st Qtr 2007	1st Qtr 2006	4th Qtr 2006
Tons sold	4,981	4,699	4,770
Coal revenue	$212,960	$203,336	$205,531
Cost of coal sales	$194,149	$183,159	$176,456
Coal revenue per ton	$42.75	$43.27	$43.09
Cost per ton sold (1)	$38.98	$38.98	$36.99
EBITDA (2)	$12,923	$10,575	$30,609

(1)	“Cost per ton sold” is calculated as Cost of coal sales divided by Tons sold. Although Cost per ton sold is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating performance because it is widely used in the coal industry as a measure to evaluate a company’s control over its costs. Cost per ton sold should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. In addition, because Cost per ton sold is not calculated identically by all companies, ICG’s presentation may not be comparable to other similarly titled measures of other companies.

(2)	See note (a) to attached financial data

As of March 31, 2007, ICG controlled approximately 1.1 billion tons of coal reserves located primarily in Illinois, Kentucky, West Virginia, Maryland and Virginia. Additionally, the Company controls approximately 560 million tons of non-reserve coal deposits, which may become classified as reserves in the future as additional drilling and geotechnical work is completed.

Market Outlook and Committed Sales

Recent data from the Energy Information Administration indicates that year-to-date Central Appalachian regional coal production is down 10%, or over 6 million tons, compared to the same period a year ago, while electricity generation is up over 4% for the same period.

“We are optimistic that upward price momentum will return as the summer burn period, continued production cuts by producers, high natural gas pricing and a favorable international market coalesce to correct the utility inventory overhang that plagued Appalachian producers over the past year,” said Hatfield. “We have already seen 2008 Central Appalachian market prices increase nearly $7 per ton from mid-January lows.”

For 2007, the Company’s committed sales are approximately 17.0 million tons, or 88% of current planned shipments. The committed tonnage is priced at an average of $41.85 per ton, excluding freight and handling expenses. The Company is in active discussions for short-term contracts totaling an additional 1.4 million tons. Approximately 425,000 tons of metallurgical coal remains uncommitted.

Committed sales for 2008 and 2009 represent approximately 62% and 48%, respectively, of planned shipments.

Liquidity

As of March 31, 2007, the Company had $9.7 million in cash and an additional $223.8 million of unused borrowing capacity under its credit facility.

As previously announced, in the first quarter ICG completed an amendment to its revolving credit facility that modified certain financial covenants. The amendment gives the Company increased flexibility in facilitating its growth strategy.

Operational Update

•

Wolf Run Mining Company’s Sentinel-Clarion mine, which resumed coal production in November, 2006, has completed roughly 90% of the intricate developmental work required to fully connect the new shafts and slope, and is expected to achieve normal productivity levels by the end of May. Substantial shipments of coal to both high-volatile metallurgical and utility customers began in February. Two mine sections are now operating. Located in Barbour County, West Virginia, this mine is expected to produce over 1.5 million tons annually at full production.

•

At the new Raven mining complex in Knott County, Kentucky, production growth continues as this operation ramps up toward the projected 1.2 million tons annual capacity. The Raven No. 1 mine has added a second production section, and development work has commenced on the Raven No. 2 mine.

•

Development of the Company’s new ICG Beckley complex is proceeding on schedule for a third quarter 2007 production start-up. This complex is expected to produce 1.3 million tons annually of high-quality, low-volatile metallurgical coal at full production for both domestic and export steel markets.

•

The Company’s Vindex Energy subsidiary has begun incorporating the recently acquired Buffalo Mining Company assets into its operating plans to secure the anticipated improvements in operating margins. An upgrade for the preparation plant is being designed that is expected to provide lower-cost and more efficient processing capabilities for metallurgical and steam coal production from the Vindex mines.

Other Recent Developments

•

During the first quarter, the Company reached tentative agreements on three separate Central Appalachian coal supply contracts totaling 1.0 million tons per year of higher-sulfur coal for 2008 through 2010. Pricing on the contracts is significantly favorable to published industry OTC indices for the referenced time periods and quality parameters.

•

In March, ICG became the first coal producer in the nation to order emergency mine shelters for each of its underground mines. The shelters meet federal guidelines requiring that 96 hours of breathable air be available to miners in an emergency and recently enacted state laws in West Virginia and Illinois requiring shelters in underground mines.

•

The Company has resolved its litigation with the lessors of the Jennie Creek coal reserves in Mingo County, West Virginia. The Jennie Creek property contains approximately 45 million tons of both surface and deep mineable steam coal.

•

A class action lawsuit has been filed against ICG and certain of its directors and officers alleging Securities Act violations related to the Company’s public offering. The Company believes it has good defenses to the claims and will vigorously defend itself.

Outlook

The Company is reaffirming its previously disclosed guidance for 2007:

•

For 2007, the Company expects to sell 19 million to 20 million tons of coal at an average selling price of $42.50 to $44.00 per ton, and an average cost per ton sold of $36.50 to $38.50, excluding selling, general and administrative expenses. Coal production is expected to total 17 million to 18 million tons for the year.

•	Capital expenditures are expected to total approximately $165 million in each of 2007 and 2008.

“Market trends are generally favorable for the second half of 2007,” said Hatfield. “Our goal for the first part of this year was to weather the continuing effects of market weakness by closely managing our production in light of the current pricing environment. We expect additional sales to the metallurgical market and the ramp-up of production at our new projects at Raven, Beckley and Sentinel-Clarion will lead to improved results in the second half of 2007.”

General Information

ICG is a leading producer of coal in Northern and Central Appalachia and the Illinois Basin. The Company has 11 active mining complexes, of which 10 are located in Northern and Central Appalachia and one in Central Illinois. ICG’s mining operations and reserves are strategically located to serve utility, metallurgical and industrial customers throughout the Eastern United States.

# # #

For more information, contact: Ira Gamm, vice president – investor and public relations, at (304) 760-2619.

Forward-Looking Statements

This press release contains certain statements that are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements are subject to various risks and uncertainties, actual results may differ materially from those implied in the forward-looking statements. The following factors are among those that may cause actual results to differ materially from the forward-looking statements: market demand for coal, electricity and steel; availability of qualified workers; future economic or capital market conditions; weather conditions or catastrophic weather-related damage; ICG’s production capabilities; the ongoing integration of Anker and CoalQuest into ICG’s business; the consummation of financing, acquisition or disposition transactions and the effect thereof on ICG’s business; ICG’s plans and objectives for future operations and expansion or consolidation; ICG’s relationships with, and other conditions affecting, ICG’s customers; the availability and cost of key supplies or commodities, such as diesel fuel, steel, explosives or tires; prices of fuels which compete with or impact coal usage, such as oil or natural gas; timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; risks in coal mining; unexpected maintenance and equipment failure; environmental, safety and other laws and regulations, including those directly affecting ICG’s coal mining and production, and those affecting ICG’s customers’ coal usage; competition; railroad, barge, trucking and other transportation availability, performance and costs; employee benefits costs and labor relations issues; replacement of ICG’s reserves; ICG’s assumptions concerning economically recoverable coal reserve estimates; availability and costs of credit, surety bonds and letters of credit; title defects or loss of leasehold interests in ICG’s properties which could result in unanticipated costs or inability to mine these properties; future legislation and changes in regulations or governmental policies or changes in interpretations thereof, including with respect to safety enhancements; the impairment of the value of goodwill; the ongoing impact from the Sago mine accident; ICG’s liquidity, results of operations and financial condition; the adequacy and sufficiency of ICG’s internal controls and legal and administrative proceedings, settlements, investigations and claims. Forward-looking statements made by ICG in this press release or elsewhere speak only as of the date on which the statements were made. New risks and uncertainties arise from time-to-time, and it is impossible for ICG to predict these events or how they may affect ICG or its anticipated results. ICG has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date of issue, except as may be required by law.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED INCOME STATEMENTS

FOR THE THREE MONTHS ENDED

MARCH 31, 2007 AND 2006

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2007	2006
Revenues:
Coal sales revenues	$212,960	$203,336
Freight and handling revenues	5,030	4,597
Other revenues	10,324	5,570

Total revenues	228,314	213,503
Costs and expenses:
Cost of coal sales	194,149	183,159
Freight and handling costs	5,030	4,597
Cost of other revenues	8,188	6,041
Depreciation, depletion and amortization	21,176	17,096
Selling, general and administrative	8,628	9,993
Gain on sale of assets	(42)	(771)

Total costs and expenses	237,129	220,115

Loss from operations	(8,815)	(6,612)
Interest and other income (expense):
Interest expense, net	(6,331)	(2,055)
Other, net	562	91

Total interest and other expense, net	(5,769)	(1,964)

Loss before income taxes and minority interest	(14,584)	(8,576)
Income tax benefit	6,155	2,275
Minority interest	361	112

Net loss	$(8,068)	$(6,189)

Other Data:
EBITDA (a)	$12,923	$10,575
Net income per share:
Basic and diluted	$(0.05)	$(0.04)
Weighted average shares - basic	152,132,534	151,879,547
Weighted average shares - diluted	152,132,534	151,879,547

(a)	This press release includes a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. EBITDA is defined as income from continuing operations before deducting net interest expense, income taxes and depreciation, depletion and amortization and minority interest. EBITDA is not, and should not, be used as a substitute for operating income, net income and cash flow as determined in accordance with generally accepted accounting principles. We present EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, substantially all of which present EBITDA when reporting their results. We also use EBITDA for the following purposes: Our executive compensation plan bases incentive compensation payments on our EBITDA performance measured against budgets and a peer group. Our credit facility uses EBITDA (with additional adjustments) to measure our compliance with covenants, such as interest coverage and leverage. EBITDA is also widely used by us and others in our industry to evaluate and price potential acquisition candidates. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; changes in, or cash requirements for, our working capital needs; interest expense, or the cash requirements necessary to service interest or principal payments, on our debts. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future. EBITDA does not reflect any cash requirements for such replacements. Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure. A reconciliation of EBITDA to GAAP net income appears at the end of this document.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2007 AND DECEMBER 31, 2006

(in thousands)

	March 31, 2007	December 31, 2006
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$9,669	$18,742
Accounts receivable	83,265	71,093
Inventories, net	45,880	40,587
Deferred income taxes	9,841	8,493
Prepaid expenses and other	29,182	31,728

Total current assets	177,837	170,643
Property, plant, equipment and mine development, net	952,165	926,972
Debt issuance costs, net	12,854	12,472
Advanced royalties, net	14,601	12,719
Goodwill	193,207	192,222
Other non-current assets	6,427	6,852

Total assets	$1,357,091	$1,321,880

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$69,835	$54,081
Short-term debt	10,852	19,815
Current portion of long-term debt and capital leases	2,710	1,749
Current portion of reclamation and mine closure costs	4,702	4,198
Current portion of employee benefits	2,555	2,555
Accrued expenses and other	60,253	57,742

Total current liabilities	150,907	140,140
Long-term debt and capital leases	215,497	178,286
Reclamation and mine closure costs	91,539	88,472
Employee benefits	47,620	45,390
Deferred income taxes	138,193	143,079
Below-market coal supply agreements	52,881	58,882
Other non-current liabilities	9,139	9,186

Total liabilities	705,776	663,435
Minority interest	735	1,096
Stockholders’ equity
Common stock	1,529	1,529
Additional paid-in capital	635,276	633,937
Accumulated other comprehensive income	(4,207)	(4,278)
Retained earnings	17,982	26,161

Total stockholders’ equity	650,580	657,349

Total liabilities and stockholders’ equity	$1,357,091	$1,321,880

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED CASH FLOW STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006

(in thousands)

	Three Months Ended March 31,
	2007	2006
Cash flows from operating activities:
Net loss	$(8,068)	$(6,189)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation, depletion and amortization	21,176	17,096
Compensation expense on restricted stock and options	1,339	1,098
Minority interest	(361)	(112)
Amortization of deferred finance costs	629	429
Gain on sale of assets, net	(42)	(771)
Deferred income taxes	(6,315)	(54)
Amortization of accumulated post-retirement benefit obligation	71	—
Changes in assets and liabilities:
Accounts receivable	(12,184)	(205)
Inventories	(5,293)	(13,316)
Prepaid expenses and other	2,546	(2,595)
Other non-current assets	(282)	(2,638)
Accounts payable	8,937	10,268
Accrued expenses and other	2,457	8,355
Reclamation and mine closure costs	1,874	831
Other liabilities	2,015	401

Net cash from operating activities	8,499	12,598
Cash flows from investing activities:
Proceeds from the sale of assets	68	2,718
Additions to property, plant, equipment and mine development	(36,461)	(41,199)
Cash paid related to acquisitions, net	(6,035)	(251)
Withdrawals of restricted cash	344	232

Net cash from investing activities	(42,084)	(38,500)
Cash flows from financing activities:
Borrowings on short-term debt	553	—
Repayments on short-term debt	(9,516)	(2,441)
Borrowings on long-term debt	35,000	40,000
Repayments on long-term debt and capital leases	(514)	(503)
Debt issuance costs	(1,011)	(138)

Net cash from financing activities	24,512	36,918

Net change in cash and cash equivalents	(9,073)	11,016
Cash and cash equivalents, beginning of period	18,742	9,187

Cash and cash equivalents, end of period	$9,669	$20,203

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

Reconciliation of Net Loss to EBITDA

for the Three Months Ended March 31, 2007 and 2006 (unaudited)

(in thousands)

	Three Months Ended March 31,
	2007	2006
Net loss	$(8,068)	$(6,189)
Depreciation, depletion & amortization	21,176	17,096
Interest expense, net	6,331	2,055
Income tax benefit	(6,155)	(2,275)
Minority interest	(361)	(112)

EBITDA	$12,923	$10,575